Exhibit 3.2

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SEAGATE TECHNOLOGY

    Amended and Restated by Special Resolution dated October 28, 2004

INTERPRETATION

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means these articles of association of the Company, as amended from time to time by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Beneficial Owner”	means a person who is the beneficial owner of Shares held in a voting trust or by a Member on such beneficial owner’s behalf.

“Board”	means the board of directors of the Company.

“Common Shares”	has the meaning given in the Company’s Memorandum of Association.

“Company”	means the above-named company.

“Covered Person”	shall have the meaning given to such term in Article 136.

“Delaware-Based Courts”	shall have the meaning given to such term in Article 145.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes interim dividends and bonus dividends.

“Dividend Periods”	shall have the meaning given to such term in Article 11.2.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2000 Revision).

“Exchange”	shall mean any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time.

“Exchange Act”	shall have the meaning given to such term in Article 49.

“Independent Director”	shall mean a person recognised as such by the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

“Member”	means a person who has agreed to become a member of the Company and whose name is entered in the Register of Members as a registered holder of Shares.

“Memorandum”	means the memorandum of association of the Company as amended from time to time by Special Resolution.

“month”	means calendar month.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“paid-up”	means paid-up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid-up.

“Preferred Shares”	has the meaning given in the Company’s

Memorandum of Association.

“proceeding”	shall have the meaning given to such term in Article 136.

“Register of Members”	means the register of members of the Company maintained by or on behalf of the Company, in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office for the time being of the Company.

“Remote Communication”	shall have the meaning given to such term in Article 49.

“Seal”	means the common seal of the Company, if any, and includes every duplicate seal.

“Secretary”	means the person appointed by the Board to perform any or all of the duties of secretary of the Company and includes an assistant secretary and any person appointed by the Board to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes any fraction of a share.

“Special Resolution”	means a resolution passed as such in accordance with the Statute, being a resolution passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled.

“Statute”	means the Companies Law (2004 Revision) of the Cayman Islands.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

2.7	headings are inserted for reference only and shall be ignored in construing these Articles.

SHARE CAPITAL; ISSUE OF SHARES

3.	The authorised share capital of the Company at the date of the adoption of these Articles is US$13,500 divided into 1,250,000,000 Common Shares and 100,000,000 Preferred Shares.

4.	Subject to the provisions, if any, in the Memorandum and these Articles and to any direction that may be given by the Company in a general meeting and without prejudice to any rights attached to any existing Shares, the Board may allot, issue, grant options, rights or warrants over or otherwise dispose of any Shares (including fractions of any Share) with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. Notwithstanding and without prejudice to the generality of the foregoing, the Board is expressly authorised and empowered to implement or effect at its sole discretion the issuance of a preferred share purchase right to be issued on a pro rata basis to each holder of a Common Share with such terms and for such purposes, including the influencing of takeovers, as may be described in a rights agreement between the Company and a rights agent.

5.	Upon approval of the Board, such number of Common Shares, or other shares or securities of the Company, as may be required for such purposes shall be reserved for issuance in connection with an option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Common Shares or other shares or securities of the Company.

6.	All Shares shall be issued fully paid as to their nominal value and any premium determined by the Board at the time of issue and shall be non-assessable.

7.	The Company shall not issue Shares to bearer.

COMMON SHARES

8.	The holders of the Common Shares shall be:

8.1	entitled to dividends in accordance with the relevant provisions of these Articles;

8.2	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

8.3	entitled to attend general meetings of the Company and shall be entitled to one vote for each Common Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

9.	All Common Shares shall rank pari passu with each other in all respects.

PREFERRED SHARES

10.	Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

11.	Authority is hereby granted to the Board, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members providing for the issue of such series:

11.1	the number of Preferred Shares to constitute such series and the distinctive designation thereof;

11.2	the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

11.3	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

11.4	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;

11.5	the voting power, if any, of the Preferred Shares of such series;

11.6	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

11.7	such other terms, conditions, special rights and provisions as may seem advisable to the Board.

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum.

12.	No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding that rank senior or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

13.	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (i) are entitled to a preference over the holders of the Common Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

ISSUE OF WARRANTS

14.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine. No warrants shall be issued to bearer.

CERTIFICATES FOR SHARES

15.	Every person whose name is entered as a Member in the Register of Members shall be entitled without payment to receive, within twenty days, after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide), one certificate for all his Shares of each class or, upon payment of such reasonable fee as the Board shall prescribe, such number of certificates for Shares held as that person may request, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

16.	Every share certificate shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in’ the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

17.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Board may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

REGISTER OF MEMBERS

18.	The Company shall maintain or caused to be maintained a Register of its Members in accordance with the Statute.

19.	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register or Registers of Members at such location or locations within or outside the Cayman Islands as the Board thinks fit. The original Register of Members shall be treated as the Register of Members for the purposes of these Articles and the Statute.

20.	The Company, or any agent(s) appointed by it to maintain the duplicate Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Statute.

21.	The Company shall not be bound to register more than four persons as joint holders of any Share. If any Share shall stand in the names of two or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

TRANSFER OF SHARES

22.	All transfers of Shares may be effected by an instrument of transfer in the usual common form or in such other form as the Board may approve. All instruments of transfer must be left at the registered office of the Company or at such other place as the Board may appoint and all such instruments of transfer shall be retained by the Company.

23.	The instrument of transfer shall be executed by or on behalf of the transferor and by or on behalf of the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. The instrument of transfer of any Share shall be in writing and shall be executed with a manual signature or facsimile signature (which may be machine imprinted or otherwise) by or on behalf of the transferor and transferee provided that in the case of execution by facsimile signature by or on behalf of a transferor or transferee, the Board shall have previously been provided with a list of specimen signatures of the authorised signatories of such transferor or transferee and the Board shall be reasonably satisfied that such facsimile signature corresponds to one of those specimen signatures. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect thereof.

24.	The Board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

24.1	the instrument of transfer is lodged with the Company accompanied by the certificate for the Shares to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

24.2	the instrument of transfer is in respect of only one class of Shares;

24.3	the instrument of transfer is properly stamped (in circumstances where stamping is required);

24.4	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four; and

24.5	a fee of such maximum amount as the Exchange (if any) may from time to time determine to be payable (or such lesser sum as the Board may from time to time require) is paid to the Company in respect thereof.

25.	If the Board shall refuse to register a transfer of any Share, it shall, within two (2) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

26.	The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by an competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs or under other legal disability.

27.	Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued without charge to the transferee in respect of the Shares transferred to him, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof shall be issued to him without charge. The Company shall also retain the instrument(s) of transfer.

REDEMPTION AND REPURCHASE OF SHARES

28.	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Common Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Common Shares and the redemption of Preferred Shares shall be effected in such manner as the Board may, by resolution, determine before the issue of the Preferred Shares (this authorisation is in accordance with Section 37(1) of the Statute or any modification or re-enactment thereof for the time being in force).

29.	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution or that the manner of purchase is in accordance with the following Articles (this authorisation is in accordance with Section 37(2) of the Statute or any modification or re-enactment thereof for the time being in force).

30.	Purchase of Common Shares listed on an Exchange. The Company is authorised to purchase any Common Share listed on such Exchange in accordance with the following manner of purchase: The maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one Common Share; at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion, provided, however, that (i) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange; and (ii) at the time of the repurchase the Company is able to pay its debts as they fall due in the ordinary course of its business.

31.	Purchase of Common Shares not listed on an Exchange. The Company is authorised to purchase any Common Share not listed on an Exchange in accordance with the following manner of purchase: The Company shall serve a repurchase notice in a form approved by the Board on the Member from whom the Common Shares are to be repurchased at least two (2) days prior to the date specified in the notice as being the repurchase date; the price for the Common Shares being repurchased shall be such price agreed between the Board and the applicable Member; the date of repurchase shall be the date specified in the repurchase notice; and the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board and the applicable Member in their sole discretion.

32.	The purchase of any Share shall not be oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

33.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

34.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS OF SHARES

35.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

36.	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class.

37.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights which may be effected by the Board as provided in these Articles without any vote or consent of the holders of Common Shares.

COMMISSION ON SALE OF SHARES

38.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

39.	The Company shall not be obligated to recognise any person as holding any Share upon any trust (except as is otherwise provided in these Articles) and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

40.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him solely or jointly with other persons.

41.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board and subject as hereinafter provided, elect either to be registered himself as holder of the Share or to make such transfer of the Share to such other person nominated by him and to have such person registered as the transferee thereof, but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy as the case may be.

42.	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

43.	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Board may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share and if the notice is not complied with within ninety days the Board may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION;

CHANGE OF LOCATION OF REGISTERED OFFICE; AND

ALTERATION OF CAPITAL

44.	The Company may by Ordinary Resolution:

44.1.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

44.1.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

44.1.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

44.1.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

44.2	Subject to the provisions of the Statute, the Company may by Special Resolution change its name, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

44.3	Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

44.4	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

45.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

46.	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance a date as the record date (a) for any such determination of Members entitled to notice of or to vote at a meeting of the Members, which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, which record date shall not be more than sixty (60) days prior to the date of payment of such dividend or the taking of any action to which such determination of Members is relevant.

47.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

GENERAL MEETINGS

48.	The Company shall in each calendar year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint, provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange permits. At these meetings the report of the Directors (if any) shall be presented.

49.	The Board may whenever it thinks fit proceed to convene a general meeting of the Company. General meetings of the Company may be held at such place, either within or without the Cayman Islands, as determined by the Board, provided, that in the case of annual general meetings, for as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, of the United States of America (the “Exchange Act”) and the Company is subject to the reporting requirements of the Exchange Act, not more than one (1) in every four (4) of such meetings shall be held outside of the United States of America. The Board may, in its sole discretion, determine that a general meeting shall not be held at any place, but may instead be held solely by means of remote communication that enables Members and proxies entitled to attend the meeting to listen to the meeting, watch the meeting or both and send questions to the Chairman of the meeting, to be addressed at the meeting, if deemed proper (“Remote Communication”) as follows:

49.1	if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, Members and proxies entitled to attend and vote but not physically present at a meeting of Members may, by means of Remote Communication:

49.1.1	participate in a meeting of Members; and

49.1.2	be deemed present in person and vote at a meeting of Members whether such meeting is to be held at a designated place or solely by means of Remote Communication.

49.2	if authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member or proxy.

50.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, in the event that any annual general meeting is held outside of the United States of America, the Board shall provide Members and proxies entitled to attend such meeting with access to such meeting by way of Remote Communication.

NOTICE OF GENERAL MEETINGS

51.	Notice shall be given of any general meeting at least ten (10) days and not more than sixty (60) days in advance of the date of such general meeting. Such notice shall state the date, time, place and purposes of the general meeting to which it relates. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

52.	A general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed:

52.1	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

52.2	in the case of any other general meeting by such number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than two thirds of the Shares in issue that carry a right to vote or their proxies.

53.	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

54.	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Member of the Company.

55.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

56.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

57.	No business shall be transacted at any general meeting unless a quorum is present. One or more Members present in person or by proxy holding not less than a majority of the issued and outstanding Shares of the Company entitled to vote at the meeting in question shall be a quorum.

58.	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting the Members present shall be a quorum.

59.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within one hour after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting or if all of the Directors present decline to take the chair, then the Members present shall choose one of their own number to be chairman of the meeting.

60.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within one hour after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

61.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

62.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

63.	A poll shall be taken in such manner and at such time and place, not being not being more than ten days from the date of the meeting or adjourned meeting at which the vote was taken, as the Chairman directs. No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Any other business other than that upon which a poll is to be taken or is contingent thereon may be proceeded with pending the taking of the poll.

64.	In the case of an equality of votes the Chairman of the general meeting at which the poll is taken shall not be entitled to a second or casting vote.

NOMINATIONS OF DIRECTORS

65.	Nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 51, (b) by or at the direction of the Board or any authorised committee thereof or (c) by any Member who (i) complies with the notice procedures set forth in Article 65.1 or 65.2, as applicable, (ii) was a

Member at the time such notice is delivered to the Secretary and on the record date for the determination of Members entitled to vote at such general meeting and (iii) is present general meeting, either in person or by proxy, to present his nomination, provided, however, that Members shall only be entitled to nominate persons for election to the Board at annual general meetings or at general meetings called specifically for the purpose of electing directors.

65.1	For nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) to be properly brought before an annual general meeting by a Member, such annual general meeting must have been called for the purpose of, among other things, electing directors and such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company, or such other address as the Secretary may designate, not less than 120 days nor more than 150 days prior to the first anniversary of the date the Company’s proxy statement was first released to Members in connection with the prior year’s annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the prior year’s annual general meeting, notice by the Member of Shares to be timely must be so delivered not earlier than the 150th day prior to such annual general meeting and not later than the later of the 120th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such Member’s notice shall set forth (a) as to each person whom the Member proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, of the United States of America, as amended, or any successor provisions thereto, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (b) as to the Member giving the notice (i) the name and address of such Member, as they appear on the Register of Members, (ii) the class and number of Shares that are owned beneficially and/or of record by such Member, (iii) a representation that the Member is a registered holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the Member intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from Members in support of such nomination. The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the

Company, including such evidence satisfactory to the Board that such nominee has no interests that would limit such nominee’s ability to fulfill his duties as a director.

65.2	For nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) to be properly brought before a general meeting other than an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company or such other address as the Secretary may designate, not earlier than the 150th day prior to such general meeting and not later than the 120th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Board to be elected at such meeting. Such Member’s notice shall set forth the same information as is required by provisions (a) and (b) of Article 65.1.

66.	Unless otherwise provided by the terms of any series of Preferred Shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Article 65 shall be eligible to serve as directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Article 65, he shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Member (or a qualified representative of the Member) does not appear at the general meeting to present his nomination, such nomination shall be disregarded.

VOTES OF MEMBERS

67.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member of record present in person or by proxy shall have one vote for each Share registered in his name in the Register of Members.

68.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

69.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

70.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting.

71.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

72.	Votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint one proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

PROXIES

73.	The rules and procedures relating to the form or a proxy, the depositing or filing of proxies and voting pursuant to a proxy and any other matter incidental thereto shall be approved by the Board, subject to such rules and procedures as required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange and as provided in the following Articles under this heading of “PROXIES”.

74.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company.

75.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

CORPORATE MEMBERS

76.	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

77.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

78.	There shall be a Board consisting of not less than one or more than fifteen persons, the actual number of directors to be determined from time to time by resolution of the Board, provided however that the Company may from time to time by Ordinary Resolution increase or reduce the upper and lower limits on the number of directors and provided that so long as Shares of the Company are listed on an Exchange, the Board shall include such number of Independent Directors as the relevant code, rules or regulations applicable to the listing of any Shares on the Exchange require.

REMUNERATION OF DIRECTORS

79.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board from time to time, or a combination partly of one such method and partly the other.

80.	The Board may approve additional remuneration to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

81.	The Board may approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also legal counsel to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

NO MINIMUM SHAREHOLDING

82.	No shareholding qualification is required to be held by a Director.

DIRECTORS’ AND OFFICERS’ INTERESTS

83.	A Director or an officer of the Company who is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall declare the nature of his interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he is or has become so interested or (b) by providing a general notice to the Directors declaring that he is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction.

84.	A Director may hold any other office or place of profit under the Company (other than the office of its Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

85.	A Director may act by himself or his firm in a professional capacity for the Company (other than as its Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

86.	A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such other company; provided that he has declared the nature of his position with, or interest in, such company to the Board in accordance with Article 83.

87.	No person shall be disqualified from the office of Director or from being an officer of the Company or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer of the Company shall be in any way interested be or be liable to be avoided, nor shall any Director or officer of the Company so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or officer of the Company holding office or of the fiduciary relation thereby established; provided that:

87.1	he has declared the nature of his interest in such contract or transaction to the Board in accordance with Article 83; and

87.2	the contract or transaction is approved by a majority of the disinterested Directors, notwithstanding the fact that the disinterested Directors may represent less than a quorum.

88.	A Director may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he is interested and he shall be at liberty to vote in respect of any contract, transaction or arrangement in which he is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him in accordance with Article 83, at or prior to its consideration and any vote thereon.

POWERS AND DUTIES OF DIRECTORS

89.	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Board.

90.	In addition to any other duties the Directors may owe to the Company or the Members under applicable law, the Directors shall owe a fiduciary duty to the Company and to the Members as a whole and, in discharging such fiduciary duties, they will act in good faith, in a manner that they believe to be in the best interests of the Company and the Members as a whole, in a manner consistent with the standards of care required by the courts of the Cayman Islands and the state of Delaware, in the United States of America. A Director, by agreeing to serve, or to continue to serve, on the Board, will be deemed to have agreed to owe the duties to the Company and the Members specified in this Article.

91.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall determine.

92.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

93.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MINUTES

94.	The Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Board, all resolutions and proceedings at meetings of the Company or the holders of any class of Shares, of the Directors and of committees of Directors, including the names of the Directors present at each meeting.

DELEGATION OF THE BOARD’S POWERS

95.	The Board may delegate any of its powers (with power to sub-delegate) to any committee consisting of one or more Directors. The Board may also delegate to any Director such of its powers as it considers desirable to be exercised by him. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

96.	The Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

97.	The Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

EXECUTIVE OFFICERS; DUTIES OF OFFICERS

98.	The Board may from time to time appoint one or more Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and such other officers as it considers necessary in the management of the business of the Company and as it may decide for such period and upon such terms as it thinks fit and upon such terms as to remuneration as it may decide in accordance with these Articles. Such officers need not also be a Director.

99.	Every person appointed to an office under Article 98 shall, without prejudice to any claim for damages that such person may have against the Company or the Company may have against such person for any breach of any contract of service between him and the Company) be liable to be dismissed or removed at any time from such executive office by the Board. A Director appointed to an office under the above Article shall ipso facto and immediately cease to hold such executive office if he shall cease to hold the office of Director for any cause.

100.	The Company agrees to require any person who serves as an officer of the Company to agree that, in addition to any other duties such officer may owe to the Company or the Members under applicable law, such officer shall owe a fiduciary duty to the Company and to the Members as a whole and, in discharging such fiduciary duties, he will act in good faith, in a manner that he believes to be in the best interests of the Company and the Members as a whole, in a manner consistent with the standards of care required by the courts of the Cayman Islands and the state of Delaware, in the United States of America.

PROCEEDINGS OF DIRECTORS

101.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In case of an equality of votes, the Chairman shall have a second or casting vote.

102.	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

103.	A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

104.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed shall be a majority of the Directors in office. In no event shall the Board fix a quorum that is less than one-third (1/3) of the total number of Directors, provided always that if there shall at any time be only a sole Director the quorum shall be one.

105.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

106.	The Directors may elect a chairman of their Board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

107.	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

108.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

109.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

VACATION OF OFFICE OF DIRECTOR

110.	The office of a Director shall be vacated:

110.1	if he gives notice in writing to the Company that he resigns the office of Director;

110.2	if he absents himself from three consecutive meetings of the Board without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

110.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

110.4	if he is found a lunatic or becomes of unsound mind; or

110.5	on his being prohibited by any applicable law, or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange, from being a Director.

APPOINTMENT AND REMOVAL OF DIRECTORS

111.	The Company may by Ordinary Resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

112.	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, provided that the total amount of Directors shall not at any time exceed the number fixed in accordance with these Articles and provided further, that any such Director so appointed shall be approved or removed by a resolution of the Members at the next annual general meeting.

113.	Directors shall hold office for such term as the Members may determine by Ordinary Resolution or, in the absence of such determination, until the next annual general meeting and until their successors are elected and qualified, or until their office is otherwise earlier vacated.

PRESUMPTION OF ASSENT

114.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

115.	The Company may, if the Board so determines, have a Seal which shall only be used by the authority of the Board or of a committee of the Board authorized by the Board in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary Treasurer or some person appointed by the Board for the purpose.

116.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

117.	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

118.	Subject to the Statute, the Board may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.	The Board may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

120.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

121.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles.

122.	The Board may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board.

123.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post, or sent by any electronic or other means of payment, directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant, electronic or other payment shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

124.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

125.	The Company may, upon the recommendation of the Board, by Ordinary Resolution authorise the Board to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including Share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power to the Board to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT; RIGHTS OF INSPECTION

126.	The Board shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

127.	Any Member or Beneficial Owner, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts, at such Member’s or Beneficial Owner’s expense, from: (a) the Register of Members and any duplicate Register of Members, any list of Members or Beneficial Owners, to the extent such list is available at the time such demand is made, and the Company’s books and records; and (b) any of the Company’s subsidiary’s books and records, to the extent that (i) the Company has actual possession and control of such records of such subsidiary; or (ii) the Company could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand, (x) such inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the Company or the subsidiary and a person not affiliated with the Company and (y) the subsidiary would not have the right under the law applicable to it to deny the Company access to such books and records upon demand by the Company. In every instance where a Beneficial Owner seeks the right to inspection, the demand under oath shall state such person’s status as a Beneficial Owner, be accompanied by documentary evidence of his beneficial ownership of Shares, and state that such documentary evidence is a true and correct copy of what it purports to be. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorises the attorney or other agent to so act on behalf of the Member or Beneficial Owner. The demand under oath shall be directed to the Company at its registered office.

127.1	Where a Member or Beneficial Owner seeks to inspect the Register of Members or any duplicate Register of Members, any list of Members or Beneficial Owners or the Company’s books and records, such Member or Beneficial Owner shall first establish, to the satisfaction of the Company, that:

127.1.1	such Member or Beneficial Owner is a Member of the Company or Beneficial Owner, as applicable;

127.1.2	such Member or Beneficial Owner has complied with the provisions of this Article respecting the form and manner of making demand for inspection of such documents; and

127.1.3	the inspection such Member or Beneficial Owner seeks is for a proper purpose.

127.2	For the purposes of this Article 127, a “proper purpose” shall mean a purpose reasonably related to a person’s interest as a
Member or a Beneficial Owner of the Company. The Company shall determine whether a purpose constitutes a proper purpose and, in making such determination, shall be guided by the provisions, and related interpretations of, the laws of the state of
Delaware in the United States of America, including with respect to the determination of which party bears the burden of proof in establishing a proper purpose.

128.	The Board may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

129.	The appointment of and provisions relating to Auditors shall be in accordance with applicable law and the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

130.	In the event that no such code, rules and regulations referred to in the above Article apply, the appointment of and provisions relating to Auditors shall in accordance with the following provisions:

130.1	The Board may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

130.2	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

130.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

131.	Notices shall be in writing and shall be given by the Company in accordance with applicable law and the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

132.	In the event that no such code, rules and regulations referred to in the above Article applies, notice shall be given in accordance with the following provisions:

132.1	notices to any Member shall be given either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member);

132.2	where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient;

132.3	a notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

WINDING UP

133.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

134.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

135.	To the fullest extent permitted by law, no Director, officer of the Company or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director or officer by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director or officer may be guilty in relation to the Company; provided, however, that this shall not apply to (a) any fraud or dishonesty of such Director or officer, (b) such Director’s or officer’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the Director or officer is not legally entitled. Notwithstanding the preceding sentence, this section shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

136.	To the fullest extent permitted by law, the Company shall indemnify any current or former Director, officer of the Company, or any person who is serving or has served at the request of the Company as a director or officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company), to which he was, is, or is threatened to be made, a party or in which he is otherwise involved, (a “proceeding”) by reason of the fact that he is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

137.	In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for fraud or dishonesty in the performance of his duty to the Company, or for conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

138.	To the fullest extent permitted by law, expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to Articles 136 and 137 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to these Articles.

139.	Any indemnification under Articles 136 to and including 138 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Articles 136 or 137, as the case may be. Such determination shall be made, with respect to a Covered Person who is a Director or officer of the Company at the time of such determination, (a) by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum; (c) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion; or (d) by the Members by Ordinary Resolution. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding the provisions of Articles 136 to and including 138, the Company shall be required to indemnify or advance expenses to a Covered Person in connection a proceeding commenced by such Covered Person only if the commencement of such proceeding by such person was authorized by the Board.

140.	It being the policy of the Company that indemnification of the persons specified in Articles 136 and 137 shall be made to the fullest extent permitted by law, the indemnification and advancement of expenses provided for by Articles 136 to and including 138 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

141.	The Board may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any Covered Person, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Articles. As used in Articles 135 to and including 141, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

FINANCIAL YEAR

142.	The financial year of the Company shall be as prescribed by the Board from time to time.

TRANSFER BY WAY OF CONTINUATION;

SALE, LEASE OR EXCHANGE OF ASSETS

143.	If the Company is exempted as defined in the Statute, subject to the provisions of the Statute, the Board may authorise and direct the Company to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands, provided that the Members shall have approved such registration by way of continuation by Special Resolution.

144.	The Board may authorise and direct the Company to sell, lease or exchange all or substantially all of its property and assets, including the Company’s goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board in its discretion thinks fit, provided that the Members shall have approved such sale, lease or exchange by Ordinary Resolution.

CONSENT TO JURISDICTION; CHOICE OF LAW

145.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company hereby submits to the jurisdiction of the courts of the state of Delaware, in the United States of America and to the jurisdiction of the United States District Court for the District of Delaware in the United States of America and the appellate courts having jurisdiction thereover (each, a “Delaware-Based Court”), for the purposes of any action, suit or proceeding brought by or on behalf of any Member or Beneficial Owner with respect to his rights as a Member or Beneficial Owner, or in relation to claims brought derivatively by a Member or Beneficial Owner in the name, or on behalf of, the Company. The Company waives any right to challenge personal jurisdiction when sued in these courts. The Company further agrees that if sued in these jurisdictions, it will agree to the application of that court’s rules of procedure and will not argue, under choice of law principles, that procedural rights granted by the laws of the Cayman Islands should be applied in these fora.

146.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company shall appoint and maintain an authorised agent in the state of Delaware, in the United States of America, to receive for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Company in the state of Delaware.

147.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company shall:

147.1	maintain unencumbered assets in the United States of America, which assets may include equity or debt investments in U.S. companies, with a book value in excess of fifty million U.S. dollars ($50,000,000), and will deliver, or cause to be delivered, to the Secretary of State of the State of Delaware an opinion of an attorney licensed in the United States of America that judgments rendered against the Company may be satisfied by using these assets;

147.2	post a bond or similar security with a Delaware–Based court in an amount of at least fifty million U.S. dollars ($50,000,000); or

147.3	purchase and maintain insurance on behalf of its Directors and officers of the Company, against any liability asserted against them and incurred by them in any such capacity, in an amount of at least fifty million U.S. dollars ($50,000,000), and in the event that any action, suit or proceeding of the type described in Article 145 is brought against the Company in any Delaware-Based Court, the Company will provide a notice to such court specifying with which of the three foregoing provisions of this Article the Company has complied.

148.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, in relation to any action, suit or proceeding against the Company brought derivatively by a Member or Beneficial Owner in the name, or on behalf of, the Company in any Delaware-Based Court, the Company hereby agrees that the law of the forum in which such action, suit or proceeding is brought, not the law of the Cayman Islands, will govern the sufficiency of the pleadings and such Member’s or Beneficial Owner’s standing to bring such action, suit or proceeding.